Exhibit G

EXECUTION VERSION

Confidential Information Redacted ***

CONFIRMATORY SHARE AND ACCOUNT CHARGE

DATED 20 MARCH 2015

THE PERSONS LISTED IN COLUMN (A) OF SCHEDULE 1

as the Chargors

and

PROMINENT ASSET INVESTMENT LIMITED

as the Chargee

relating to the English Law Share and Account Charge dated 22 March 2013 between Kanrich Holdings Limited, Jun Heng Investment Ltd., and On Chance Inc. as chargors and Prominent Asset Investment Limited as chargee

ALLEN & OVERY

*                 Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

THIS DEED is dated 20 March 2015 and is made BETWEEN:

(1)                                 THE PERSONS listed in Column (A) of Schedule 1 (Chargors) (each a Chargor and together the Chargors); in favour of

(2)                                 PROMINENT ASSET INVESTMENT LIMITED (the Chargee, which expression shall include its successors, assigns and transferees).

BACKGROUND:

(A)                               The Borrower and Prominent Asset Investment Limited as lender (the Lender) and calculation agent entered into a margin loan facility agreement dated 22 March 2013 (the Facility Agreement).

(B)                               Pursuant to an English law share and account charge dated 22 March 2013 between the Chargors and the Chargee (the Original Security Agreement), the Chargors created Security over certain of their assets as security for, among other things, the due and punctual payment and discharge of all the Secured Obligations (as defined in the Original Security Agreement).

(C)                               The Facility Agreement has been amended by the amendment agreement dated on or about the date of this Deed between, amongst others, the Borrower and the Lender (the Amendment Agreement).

(D)                               The Chargors and the Chargee consider that the Security created by each Chargor under the Original Security Agreement secures payment of the Secured Obligations (as defined below), but enter into this Deed in case they do not.

(E)                                This Deed is confirmatory and supplemental to the Original Security Agreement and, to the extent there is any doubt as to whether the Security created by the Original Security Agreement secures all of the Secured Obligations (as defined below), the Chargors agree to create new Security as set out in Clause 3 (Creation of Security) below.

(F)                                 It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.                                      INTERPRETATION

(a)                                 In this Deed:

Amended Facility Agreement means the Facility Agreement as amended by the Amendment Agreement.

Borrower means Kanrich Holdings Limited, a BVI Business Company incorporated with limited liability in the British Virgin Islands with registration number 1749526 and its registered office at Commerce Chambers, P. O. Box 2208, Road Town, Tortola, British Virgin Islands.

Cash Account means, in respect of each Charged Account, a cash sub-account opened in the name of such Chargor with the Custodian (or its nominee(s)) which forms part of that Charged Account (and any account or sub-account established in substitution therefor).

Cash Collateral means, in respect of each Chargor, any and all credit balances from time to time on each relevant Cash Account and all rights, benefits and proceeds in respect of each such credit balance and each relevant Cash Account.

Charged Account means, in respect of each Chargor, a custody account opened in the name of such Chargor with the Custodian (or its nominee(s)), particulars of which are set out in Schedule 2 (Charged Accounts) (and any account or sub-account established in substitution therefor), comprising a Cash Account and a Securities Account.

Charged Assets means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

Charges means all or any of the Security created or expressed to be created by or pursuant to this Deed.

Deed of Indemnity means the deed of indemnity by the Chargors to the Lender dated 22 March 2013.

Initial Shares means, in relation to a Chargor, such number of Ordinary Shares as are set out in Column (B) of Schedule 1 (Chargors) opposite the name of such Chargor (and any reference to Initial Shares without reference to any one Chargor shall be construed as a reference to the total number of Ordinary Shares set out in Column (B) of Schedule 1 (Chargors)).

Party means a party to this Deed.

Secured Obligations means:

(i)                                     all obligations which any one or more of the Chargors and the Guarantor may at any time have to the Lender (whether for itself or on behalf of a Direct Transferee (as defined in the Deed of Indemnity)) under or pursuant to any or all of the Finance Documents including without limitation this Deed and the Amended Facility Agreement and any liability in respect of any further advances made thereunder, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity); and

(ii)                                  all obligations covenanted to be discharged by any or all of the Chargors in this Deed.

Securities Account means, in respect of each Charged Account, a securities sub-account opened in the name of such Chargor with the Custodian (or its nominee(s)) and which forms part of that Charged Account (and any account or sub-account established in substitution therefor).

(b)                                 Capitalised terms defined in the Original Security Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(c)                                  The provisions of clauses 1.2 (Construction) and 1.3 (Third Party Rights) of the Original Security Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Original Security Agreement will be construed as references to this Deed.

2.                                      CONFIRMATION

Notwithstanding any amendment, restatement and/or substitution made to the Facility Agreement pursuant to the Amendment Agreement and any new Security created pursuant to this Deed, each Chargor confirms to the Chargee that the Security created under the Original Security Agreement shall continue to secure payment and discharge of the Secured Obligations (as defined in Original Security Agreement, and for the avoidance of doubt, such obligations include all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Obligors to the Lender under each Finance Document (including the Amended Facility Agreement)).

3.                                      CREATION OF SECURITY

3.1                               Charge over Charged Shares and Securities Account

As continuing security for the due and punctual payment and discharge of all the Secured Obligations, each Chargor charges, with full title and guarantee and by way of first fixed charge in favour of the Chargee:

(a)                                 all its rights, title and interest present and future in and to the Charged Shares and the Related Assets; and

(b)                                 all its rights, title and interest present and future in respect of or represented by each relevant Securities Account.

3.2                               Charge over Cash Collateral

As continuing security for the due and punctual payment and discharge of all the Secured Obligations, each Chargor charges, with full title and guarantee and by way of first fixed charge in favour of the Chargee each relevant Cash Collateral.

3.3                               Assignment

As continuing security for the due and punctual payment and discharge of all the Secured Obligations, each Chargor assigns and agrees to assign absolutely, subject to a proviso for re-assignment on redemption, with full title and guarantee to the Chargee all and any of that Chargor’s rights, title and interest arising from time to time under the Custody Agreement to which it is a party.

3.4                               Notice of Assignment

The Chargors shall immediately upon the execution of this Deed deliver to the Chargee (or procure delivery of) a notice to the custodian in substantially the form set out in schedule 8 to the Amended Facility Agreement (Form of Notice to Custodian) duly executed by, or on behalf of, each Chargor and shall ensure reasonable endeavours are used to procure that such notice is delivered to and acknowledged by the Custodian.

3.5                               Ranking of Security

(a)                                 Where this Deed purports to create a first fixed Security, that Security will be a second ranking Security ranking subject to the equivalent Security created by the Original Security Agreement until such time as the Security created by the Original Security Agreement ceases to have effect.

(b)                                 Where a right or asset has been assigned (subject to a proviso for re-assignment on redemption) under the Original Security Agreement and the same asset or right is purported to be assigned (subject to a proviso for re-assignment on redemption) again under this Deed, that second assignment will take effect as a fixed charge over that right or asset and will only take effect as an assignment if the relevant Security created by the Original Security Agreement ceases to have effect at a time when this Deed still has effect.

3.6                               Registration

Each Chargor shall immediately upon execution of this Deed (and in any event, within five Business Days from the date of this Deed):

(a)                                 enter particulars as required by the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the BVI Act) of the Charges in the register of charges and immediately after entry of such particulars has been made, provide the Chargee with a certified true copy of the updated register of charges; and

(b)                                 effect registration, or assist the Chargee in effecting registration, of this Deed with the Registrar of Corporate Affairs pursuant to section 163 of the BVI Act by making the required filing, or assisting the Chargee in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Chargee that such filing has been made and shall, immediately on receipt, deliver or procure to be delivered to the Chargee the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed, stamped copy of the application concerning the relevant particulars of charge.

3.7                               Register of members

Each Chargor will immediately after execution of this Deed, provide the Chargee with a certified copy of the register of members of the Issuer including the following notation in respect of each Chargor, specifying the correct number of Initial Shares:

“[Number] of ordinary shares issued on [date(s)] as fully paid up and registered in the name of [insert Chargor’s name] are charged, as a second ranking security subject to the equivalent security created by an English law share and account charge dated 22 March 2013 (the Original Security Agreement) until such time as the security created by the Original Security Agreement over such shares ceases to have effect, in favour of Prominent Asset Investment Limited (the Chargee) pursuant to a confirmatory share and account charge dated [insert date], as amended from time to time. This statement (including the name of the Chargee) has been entered on this register of members on [insert date].”

3.8                               Letter of undertaking and confirmation

On the date of this Deed:

(a)                                 each Chargor is deemed to have executed and served on the Chargee a letter of undertaking and confirmation in the form of Schedule 3 (Form of Undertaking and Confirmation); and

(b)                                 the Chargee acknowledges receipt of the letter of undertaking and confirmation in the form of Schedule 3 (Form of Undertaking and Confirmation).

4.                                      GUARANTEE

Each of Jun Heng and On Chance irrevocably and unconditionally:

(a)                                 guarantees (on a joint and several basis) to the Chargee the due and punctual observance and performance by the Obligors of all their obligations under or pursuant to the Finance Documents (including the Amended Facility Agreement and this Deed) and agrees to pay to the Chargee from time to time on demand all sums of money which any of the Obligors is at any time liable to pay to the Chargee under or pursuant to the Finance Documents (including the Amended Facility Agreement and this Deed) and which have become due and payable but have not been paid at the time such demand is made; and

(b)                                 agrees as a primary obligation to indemnify (on a joint and several basis) the Chargee from time to time on demand from and against any loss incurred by the Chargee as a result of any of the obligations of the Obligors under or pursuant to the Finance Documents (including the Amended Facility Agreement and this Deed) being or becoming void, voidable, unenforceable or ineffective as against any Obligor for any reason whatsoever, whether or not known to the Chargee, the amount of such loss being the amount which the Chargee would otherwise have been entitled to recover from such Obligor(s).

5.                                      INCORPORATION

(a)                                 Subject to paragraphs (b) and (c) below, the provisions of clause 2 (Interest on overdue sums), 5 (Restrictions and further assurance) (other than clauses 5.5 (Register of members) and 5.16 (Registration in the BVI)) to 25 (Assignment) (inclusive) of the Original Security Agreement are deemed to be incorporated into this Deed with all necessary modifications as if they were set out in full in this Deed.

(b)                                 Where a document has already been provided or an action has been taken under the Original Security Agreement pursuant to clause 5.4 (Delivery of documents of title) (excluding clause 5.4(c) and (d)), 5.6 (Additional Charged Shares) and 5.9 (Perfection and registration) of the Original Security Agreement, it shall be deemed to have been delivered or completed under this Deed on the date of this Deed or on the date on which such document is provided or such action is taken under the Original Security Agreement (if such document is provided or such action is taken after the date of this Deed) and shall not be required to be provided or done under this Deed. Notwithstanding any provision to the contrary in the Original Security Agreement, the Chargee will not be required to return any such documents to the relevant Chargor unless required under this Deed.

(c)                                  Each Chargor must forthwith upon the execution of this Deed, deliver to the Chargee, or as the Chargee may direct an executed letter agreement or letter of instructions from the Issuer, the Chargors and the Chargee to the registrar of the Issuer and acknowledged and agreed by the registrar in substantially the form set out in Schedule 4 (Form of Letter Agreement / Letter of Instructions to Registrar).

6.                                      COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

7.                                      MISCELLANEOUS

(a)                                 The Original Security Agreement will remain in full force and effect.

(b)                                 This Deed is designated a Finance Document.

8.                                      GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.                                      JURISDICTION

9.1                               English Courts

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed (a “Dispute”).

9.2                               Convenient forum

The Parties agree that the courts of England are the most appropriate and convenient courts to settle disputes and accordingly no Party will argue to the contrary.

9.3                               Benefit

This Clause 9 is for the benefit of the Chargee only. As a result and notwithstanding Clause 9.1, it does not prevent the Chargee from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

9.4                               Service of process

Without prejudice to any other mode of service allowed under any relevant law, each of the Chargors:

(a)                                 irrevocably appoints Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)                                 agrees that failure by a process agent to notify any of the Chargors will not invalidate the proceedings concerned.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

CHARGORS

COLUMN (A)
Name and registered office		COLUMN (B)
address of Chargor		Initial Shares

(1)	BORROWER	17,790,125

(2)	JUN HENG INVESTMENT LTD., a BVI Business Company incorporated with limited liability in the British Virgin Islands with registration number 499815 and its registered office at Palm Grove House, P. O. Box 438, Road Town, Tortola, British Virgin Islands.	9,665,000

(3)	ON CHANCE INC., a BVI Business Company incorporated with limited liability in the British Virgin Islands with registration number 479399 and its registered office at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands.	4,044,875

SCHEDULE 2

CHARGED ACCOUNTS

Account holder	Account details

BORROWER	Account no.:	[***]

	Account name:	Kanrich Collateral Account

	Account bank:	Merrill Lynch International

JUN HENG INVESTMENT LTD.	Account no.:	[***]

	Account name:	Jun Heng Investment Ltd
Collateral Account

	Account bank:	Merrill Lynch International

ON CHANCE INC.	Account no.:	[***]

	Account name:	On Chance Inc Collateral Account

	Account bank:	Merrill Lynch International

SCHEDULE 3

UNDERTAKING AND CONFIRMATION

Prominent Asset Investment Limited

P.O. Box 2208, Toad Town,

Tortola, British Virgin Islands

Dear Sirs

E-HOUSE (CHINA) HOLDINGS LIMITED (THE “COMPANY”)

We understand that, by a confirmatory share and account charge dated [•] March 2015 (the Confirmatory Share and Account Charge) in respect of, inter alia, shares of the Company between Kanrich Holdings Limited, On Chance Inc. and Jun Heng Investment Ltd. (each a Chargor and together the Chargors) and Prominent Asset Investment Limited as Chargee (the Chargee, which expression shall include its successors, assignees and transferees), each Chargor intends to create security in favour of the Chargee over Ordinary Shares in the Company (as security for one or more advances to be made by the Chargee to Kanrich Holdings Limited) (the Charge).

This undertaking and confirmation is given by each Chargor and the Company in favour of the Chargee.

1.                                      The Company hereby irrevocably and unconditionally undertakes to register in the register of members of the Company any and all share transfers to the Chargee or its nominee(s) in respect of Ordinary Shares in the Company submitted to the Company by the Chargee.

2.                                      The Company hereby confirms that it has instructed the registrar of the Company to make annotations of the existence of the Charge and the security interests created thereby in the register of members of the Company pursuant to the Charge.

3.                                      The Company hereby confirms that each copy of the register of members of the Company to be provided to the Chargee pursuant to the terms of the Charge will be a true copy of the register of members of the Company as at the date on which it is delivered and that the Company will not redesignate or otherwise seek to recreate its register of member.

4.                                      Each Chargor hereby confirms that as at the date hereof, no share certificate has been issued to it in respect of any Ordinary Shares in the Company nor has it requested that the Company issue any share certificate in respect of any Ordinary Shares in the Company.

5.                                      Each Chargor hereby irrevocably undertakes that during the continuance of the security created by the Charge, it shall not require or request that the Company or its directors issue any share certificate or certificates in respect of Ordinary Shares in the name of such Chargor (or any nominee of such Chargor) except at the express written instruction of the Chargee and hereby instructs the Company not to issue any share certificate in respect of any Ordinary Shares in the name of such Chargor (or any nominee of such Chargor) until the security created by the Charge is unconditionally and fully released by the Chargee.

6.                                      The Company hereby irrevocably undertakes not to issue any share certificate in respect of Ordinary Shares in the name of such Chargor (or any nominee of such Chargor) during the continuance of the security created by the Charge unless it issues share certificates to all holders of Ordinary Shares (in which event the Company shall deliver any share certificate issued in the name of such Chargor directly to the Chargee).

7.                                      The Chargee may assign the benefit of this undertaking and confirmation to the holder for the time being of the benefit of the Charge.

8.                                      Notwithstanding the fact that this document is executed under hand, it is intended that this document takes effect as a Deed.

9.                                      This undertaking and confirmation letter and any non-contractual rights arising out of or in connection with this undertaking and confirmation letter shall be governed by and construed in accordance with the laws of England.

Yours faithfully

Executed as a deed for and on behalf of
E-House (China) Holdings Limited

Executed as a deed for and on behalf of
Kanrich Holdings Limited

Executed as a deed for and on behalf of
Jun Heng Investment Ltd.

Executed as a deed for and on behalf of
On Chance Inc.
Acknowledged and agreed.

Authorised Signatory
for and on behalf of
Prominent Asset Investment Limited

SCHEDULE 4

FORM OF LETTER AGREEMENT/ LETTER OF INSTRUCTIONS TO REGISTRAR

[On letterhead of Issuer]

Maples Fund Services (Cayman) Limited

PO Box 1093, Boundary Hall

Cricket Square, Grand Cayman

KY1-1102

Cayman Islands

[insert address]

[insert date]

Dear Sirs

E-House (China) Holdings Limited (the Company): Agreement re Register of Members of the Company

We hereby notify you that pursuant to an confirmatory share and account charge (the Charge) dated [•] March 2015 between Prominent Asset Investment Limited (the Chargee, which expression shall include its successors, assignees and transferees), Kanrich Holdings Limited, On Chance Inc. and Jun Heng Investment Ltd. as chargors (each, a Chargor and together, the Chargors), each of the Chargors has granted a security interest in favour of the Chargee over potentially all the shares standing in its name on the register of members of the Company (the “Register”) and potentially all other shares in the Company from time to time legally or beneficially owned by it in the Company (the “Shares”).

We refer to the registrar agreement dated 23 February 2009 between you and the Company (the “Agreement”) and set out below the agreement reached between the Company, the Chargors, you and the Chargee in relation to the Register maintained by you pursuant to the Agreement that, notwithstanding any other provisions of the Agreement:

1.                                      You are to make annotations of the existence of the Charge and the security interests created thereby in the Register and such annotations should only be removed by you upon your receipt of the Discharge Notice (as defined below).

2.                                      At any time after the Chargee notifies you in writing that an Enforcement Event has occurred (as defined in the Original Security Agreement) you are authorised and entitled to rely upon the instructions of the Chargee to register the Chargee or its nominee (as the Chargee may direct) in the Register as the registered holder of the Shares (provided that the Chargee delivers to you a duly completed and executed transfer form together with the relevant share certificates (if any) in respect of the Shares being transferred) and to otherwise comply with any directions or instructions from the Chargee in relation thereto. Such authorisation and entitlement to rely upon the instructions of the Chargee shall terminate only upon your receipt of a notification in writing from the Chargee confirming that the Charge has been discharged (such notification being the “Discharge Notice”).

3.                                      In performing your obligations under the terms of this letter you shall be entitled to rely upon instructions given by, or purporting to be given by, a director or other officer or authorised signatory of the Chargee.

4.                                      The Chargee’s instructions shall prevail in all circumstances in respect of the matters referred to in 1 and 2 above and you are entitled to comply with such instructions of the Chargee.

5.                                      The Company and the Chargors shall jointly and severally indemnify (on a full indemnity basis) and hold harmless you, the firm of Maples and Calder and any entities, whether partnerships, companies or otherwise, owned or controlled by, or under common control with or affiliated with, Maples and Calder as may be established from time to time (for themselves and on trust and as agents for the benefit of the other persons mentioned below), their successors and assigns and their respective directors, officers, employees, agents and partners present and future and each of them, as the case may be, against all liabilities, obligations losses, damages, penalties, actions, proceedings, claims, judgements, demands, costs, expenses or disbursements of any kind (including legal fees and expenses) whatsoever which they or any of them may incur or be subject to in consequence of acting pursuant to any instructions received from the Chargee in respect of the matters referred to in 1 and 2 above. This indemnity provision shall survive termination of the agreement set out in this letter.

6.                                      The agreement set out in this letter shall terminate upon the earlier of the date of (i) the Discharge Notice, (ii) termination of the Agreement and (iii) you ceasing to maintain the Register of the Company.

7.                                      The Chargee may assign the benefit of this letter to the holder for the time being of the benefit of the Charge and shall give notice of such assignment to you, the Company and each Chargor.

8.                                      The following notice details shall be used for the purposes of giving any notice under this letter:

For the Company and each Chargor:

11/F, Qiushi Building

383 Guangyan Road

Zhabei District

Shanghai 200072

For you:

Maples Fund Services (Cayman) Limited

PO Box 1093, Boundary Hall

Cricket Square, Grand Cayman

KY1-1102

Cayman Islands

9.                                      Without prejudice to any other method by which a notice under this letter may be given, any notice under this letter may be given in person or by way of letter. If notice is delivered in person, it will be effective at the time of delivery. If notice is given by way of letter, it will be effective when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

The Company and you hereby agree that the Agreement, and all rights and obligations of the parties thereunder and under the Terms (as defined in the Agreement), shall remain in full force and effect. The terms of this letter shall not, except as expressly provided herein, be deemed to be consent to any waiver or modification of any other terms or provisions of the Agreement.

The terms set out in this letter are governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

Please confirm by countersigning below that you agree to the above.

Yours faithfully

Authorised Signatory	Authorised Signatory
for and on behalf of the Company	for and on behalf of the Chargee

Authorised Signatory	Authorised Signatory
for and on behalf of Kanrich Holdings	for and on behalf of On Chance
Limited as one of the Chargors	Inc. as one of the Chargors

Authorised Signatory
for and on behalf of Jun Heng Investments
Ltd. as one of the Chargors

Acknowledged and agreed.

Authorised Signatory
for and on behalf of
Maples Fund Services (Cayman) Limited

SIGNATORIES

Chargors

EXECUTED AS A DEED by	)
KANRICH HOLDINGS LIMITED	)
acting by	) /s/ Xin Zhou
)

Name:

in the presence of

Signature of witness:	/s/ Yan Qian

Name of witness:	Yan Qian

Title:	Secretary

Address of witness:	11/F, Qiushi Building
No. 383 Guangyan Road
Shanghai, China

Occupation of witness:	Secretary

[Comfirmatory Share and Account Charge]

EXECUTED AS A DEED by	)
JUN HENG INVESTMENT LTD.	)
acting by	) /s/ Xin Zhou
)

Name:

in the presence of

Signature of witness:	/s/ Yan Qian

Name of witness:	Yan Qian

Title:	Secretary

Address of witness:	11/F, Qiushi Building
No. 383 Guangyan Road
Shanghai, China

Occupation of witness:	Secretary

[Comfirmatory Share and Account Charge]

EXECUTED AS A DEED by	)
ON CHANCE INC.	)
acting by	) /s/ Xin Zhou
)

Name:

in the presence of

Signature of witness:	/s/ Yan Qian

Name of witness:	Yan Qian

Title:	Secretary

Address of witness:	11/F, Qiushi Building
No. 383 Guangyan Road
Shanghai, China

Occupation of witness:	Secretary

[Comfirmatory Share and Account Charge]

Chargee

For and on behalf of
PROMINENT ASSET INVESTMENT LIMITED

By:	/s/ Jon Robert Lewis
For and on behalf of PAX Secretaries Limited

Name:	JON ROBERT LEWIS

Title:	Director of PAX Secretaries Limited

[Comfirmatory Share and Account Charge]